POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Laura Franco, Mariko O’Shea, Matthew Morgeson, Elizabeth Monteleone and Jiah Ham, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Bumble Inc. (the “Company”) (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto), (ii) Form 144 in accordance with Rule 144 of the Securities Act of 1933, as amended and the rules thereunder and (iii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 144, 3, 4 and 5 with regard to their ownership of or transactions in securities of the Company, unless earlier revoked in writing. Laura Franco, Mariko O’Shea, Matthew Morgeson, Elizabeth Monteleone and Jiah Ham are not assuming any of the undersigned’s responsibilities to comply with Rule 144 of the Securities Act of 1933, as amended or Section 16 of the Securities Exchange Act of 1934, as amended.

By: /s/ Lidiane S. Jones

Name: Lidiane S. Jones

Date: December 13, 2023